Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS FIRST QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., January 13, 2009 — Insteel Industries, Inc. (NasdaqGS: IIIN) today announced its financial results for the first quarter of fiscal 2009. For the first quarter ended December 27, 2008, Insteel reported a net loss of $5.6 million, or $0.32 per diluted share, which included a pre-tax charge of $6.8 million ($0.24 per diluted share, after-tax) for inventory write-downs compared with net earnings of $4.2 million, or $0.23 per diluted share for the same period last year. Net sales for the first quarter decreased 6.3% to $61.8 million from $66.0 million last year. Shipments decreased 38.0% while average selling prices rose 51.2%.
Insteel’s financial results for the first quarter were also unfavorably impacted by the reduction in shipments, the consumption of higher cost inventory that was purchased earlier in the year and the escalation in unit conversion costs resulting from reduced operating schedules at its manufacturing facilities.
Operating activities used $15.8 million of cash for the first quarter while providing $17.2 million a year ago primarily due to the year-over-year changes in net working capital resulting from the decrease in shipments, the payment of $10.9 million of accrued income taxes and the reduction in accounts payable related to raw material purchases in the current year quarter together with the loss that was incurred. In addition, Insteel paid a cash dividend to its shareholders totaling $9.3 million in the aggregate or $0.53 per share during the quarter, which included a special cash dividend of $8.8 million, or $0.50 per share and its regular quarterly cash dividend of $0.5 million, or $0.03 per share. Capital expenditures for the first quarter were $0.9 million and are expected to total less than $5.0 million for fiscal 2009, although the actual amount will be determined based on future market conditions, Insteel’s financial performance and additional investment opportunities that may arise. Insteel ended the quarter debt-free with $1.2 million of cash.
Commenting on the outlook for the remainder of fiscal 2009, H.O. Woltz III, Insteel’s president and CEO said, “Our level of visibility remains limited due to the ongoing tightness in the credit markets, the general downturn in the economy and the worldwide collapse of steel prices. Customers continue to be highly conservative with their purchasing activities in view of the weak outlook for construction markets and to minimize their inventories in this volatile pricing environment. Although the timing and magnitude remain uncertain, the substantial increase in federal infrastructure-related funding that is being contemplated by Congress and the incoming Administration could serve to offset the expected weakness in other categories of nonresidential construction, particularly in the commercial sector, which has been the most severely impacted by the economic downturn. As we move into the second quarter, we expect order levels to rise as the rebalancing of customer inventories is completed and demand for our products becomes more closely aligned with actual end user demand. We also expect margins to gradually improve over the remainder of the year as the lower replacement costs for raw materials begin to be reflected in cost of sales and through the cost reduction measures that have been implemented.”
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/ and will be archived for replay until its next quarterly conference call.
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand (“PC strand”) and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 27, 2008. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; credit market conditions and the impact of the Emergency Economic Stabilization Act of 2008 on the relative availability of financing for the Company, its customers and the construction industry as a whole; the timing and magnitude of the anticipated increase in federal infrastructure-related funding being contemplated by Congress and the incoming Administration; the anticipated reduction in spending for nonresidential construction, particularly commercial construction, and the impact on demand for the Company’s concrete reinforcing products; the severity and duration of the downturn in residential construction and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the
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Insteel Industries, Inc.

     Company’s products; the impact of increased imports of PC strand; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental, economic or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008 and in other filings made by the Company with the SEC.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	December 27,	December 29,
	2008	2007
Net sales	$61,799	$65,980
Cost of sales	66,075	55,360

Gross profit (loss)	(4,276)	10,620
Selling, general and administrative expense	4,733	4,087
Other expense (income), net	9	(19)
Interest expense	148	158
Interest income	(95)	(207)

Earnings (loss) from continuing operations before income taxes	(9,071)	6,601
Income taxes	(3,472)	2,370

Earnings (loss) from continuing operations	(5,599)	4,231
Loss from discontinued operations net of income taxes of ($23) and ($4)	(36)	(7)

Net earnings (loss)	$(5,635)	$4,224

Per share amounts:
Basic:
Earnings (loss) from continuing operations	$(0.33)	$0.23
Loss from discontinued operations	—	—

Net earnings (loss)	$(0.33)	$0.23

Diluted:
Earnings (loss) from continuing operations	$(0.32)	$0.23
Loss from discontinued operations	—	—

Net earnings (loss)	$(0.32)	$0.23

Cash dividends declared	$0.03	$0.03

Weighted average shares outstanding
Basic	17,335	18,021

Diluted	17,483	18,189

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)	(Audited)
	December 27,	September 27,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$1,244	$26,493
Accounts receivable, net	25,559	49,581
Inventories	82,165	71,220
Prepaid expenses and other	7,137	3,122

Total current assets	116,105	150,416
Property, plant and equipment, net	68,410	69,105
Other assets	4,220	5,064
Non-current assets of discontinued operations	3,635	3,635

Total assets	$192,370	$228,220

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$16,546	$23,581
Accrued expenses	5,707	29,081
Current liabilities of discontinued operations	216	188

Total current liabilities	22,469	52,850
Other liabilities	5,514	5,306
Long-term liabilities of discontinued operations	208	217
Shareholders’ equity:
Common stock	17,511	17,507
Additional paid-in capital	43,465	43,202
Deferred stock compensation	(1,231)	(1,456)
Retained earnings	106,319	112,479
Accumulated other comprehensive loss	(1,885)	(1,885)

Total shareholders’ equity	164,179	169,847

Total liabilities and shareholders’ equity	$192,370	$228,220

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 27,	December 29,
	2008	2007
Cash Flows From Operating Activities:
Net earnings (loss)	$(5,635)	$4,224
Loss from discontinued operations	36	7

Earnings (loss) from continuing operations	(5,599)	4,231
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by (used for) operating activities of continuing operations:
Depreciation and amortization	1,761	1,692
Amortization of capitalized financing costs	125	124
Stock-based compensation expense	434	328
Excess tax deficiencies (benefits) from stock-based compensation	(45)	15
Loss on sale of property, plant and equipment	20	46
Deferred income taxes	454	124
Net changes in assets and liabilities:
Accounts receivable, net	24,022	8,558
Inventories	(10,945)	1,991
Accounts payable and accrued expenses	(21,780)	(1,669)
Other changes	(4,261)	1,817

Total adjustments	(10,215)	13,026

Net cash provided by (used for) operating activities — continuing operations	(15,814)	17,257
Net cash used for operating activities — discontinued operations	(17)	(29)

Net cash provided by (used for) operating activities	(15,831)	17,228

Cash Flows From Investing Activities:
Capital expenditures	(899)	(4,900)
Proceeds from sale of property, plant and equipment	13	—
Decrease (increase) in cash surrender value of life insurance policies	718	(260)

Net cash used for investing activities — continuing operations	(168)	(5,160)

Net cash used for investing activities	(168)	(5,160)

Cash Flows From Financing Activities:
Proceeds from long-term debt	974	698
Principal payments on long-term debt	(974)	(698)
Cash received from exercise of stock options	13	—
Excess tax benefits (deficiencies) from stock-based compensation	45	(15)
Repurchases of common stock	—	(2,530)
Cash dividends paid	(9,279)	(548)
Other	(29)	41

Net cash used for financing activities — continuing operations	(9,250)	(3,052)

Net cash used for financing activities	(9,250)	(3,052)

Net increase (decrease) in cash and cash equivalents	(25,249)	9,016
Cash and cash equivalents at beginning of period	26,493	8,703

Cash and cash equivalents at end of period	$1,244	$17,719

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$24	$45
Income taxes	10,906	130
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	200	387
Declaration of cash dividends to be paid	525	543
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Insteel Industries, Inc.